Exhibit 15.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-231038) of Bancolombia S. A. of our report dated April 27, 2020 relating to the financial statements for the year ended December 31, 2019, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Ltda.

Medellín, Colombia

April 26, 2022